                                        Registration No. 33-
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             NORDSTROM CREDIT, INC.
               (Exact name of issuer as specified in its charter)

                Colorado                               91-1181301
     (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)              Identification Number)

         13531 East Caley Avenue                    CAROL R. SIMONSON
        Englewood, Colorado 80111                13531 East Caley Avenue
             (303) 397-4700                     Englewood, Colorado 80111
(Address, including zip code, and telephone          (303) 397-4780
     number, including area code of          (Name, address, including zip
    registrant's principal executive           code, and telephone number,
                offices)                          including area code,
                                                  of agent for service)


                              --------------------
                                   COPIES TO:
                                MICHAEL E. MORGAN
                               GREGORY L. ANDERSON
                           Lane Powell Spears Lubersky
                          1420 Fifth Avenue, Suite 4100
                         Seattle, Washington 98101-2338
                               -------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                               -------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                              --------------------

                         CALCULATION OF REGISTRATION FEE



- ---------------------------------------------------------------------------------------------------------------------
                                                    PROPOSED MAXIMUM          PROPOSED MAXIMUM
TITLE OF EACH CLASS OF            AMOUNT TO BE       OFFERING PRICE               AGGREGATE            AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED         PER UNIT (1)           OFFERING PRICE (1)  REGISTRATION FEE (2)
- ---------------------------------------------------------------------------------------------------------------------
Debt Securities                   $150,000,000            100%                  $150,000,000            $30,000
- ---------------------------------------------------------------------------------------------------------------------


(1) Exclusive of accrued interest, if any. These figures are estimates made solely for purposes of calculating the registration fee.
(2) Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement also relates to $100,000,000 of securities previously registered pursuant to Form S-3 (Registration No. 33-35369), as to which this Registration Statement constitutes a Post-Effective Amendment.


                                -----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

- -------------------------------------------------------------------------------

                             Nordstrom Credit, Inc.

                                 DEBT SECURITIES



                              ____________________


     Nordstrom Credit, Inc., a Colorado corporation (the "Company"), may offer from time to time up to $250,000,000 aggregate principal amount of its unsecured Debt Securities consisting of notes, debentures and other evidences of indebtedness. The specific title, aggregate principal amounts, maturity, rate or method of calculation of interest, purchase price, any sinking fund terms, any terms for redemption and other special terms applicable to the Debt Securities being offered will be set forth in a supplement to this Prospectus. The Debt Securities are solely the obligation of the Company and are not guaranteed by Nordstrom, Inc.

     The Debt Securities may be sold directly by the Company or through agents or to underwriters for public offering pursuant to the plan of distribution described in the Prospectus and the Prospectus Supplement. If any underwriters or agents are involved in the sale of the offered Debt Securities, their names and any applicable fee, commission or discount arrangements with them will be set forth in the Prospectus Supplement. See "Plan of Distribution."


                              ____________________



          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                              ____________________



                The date of this Prospectus is October   , 1994.

                              AVAILABLE INFORMATION

     The Company and Nordstrom, Inc. ("Nordstrom"), a Washington corporation which owns 100% of the outstanding shares of the Company's common stock, are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference room of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and the public reference facilities in the New York Regional Office, 75 Park Place, New York, New York 10007 and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, Washington, D.C.

     This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 and the exhibits thereto (the "Registration Statement") which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Act"), and to which reference is hereby made for further information. The information so omitted may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1994, and the Company's Quarterly Reports on Form 10-Q for the quarters ended April 30, 1994 and July 31, 1994, which have been filed with the Commission by the Company, are incorporated into this Prospectus by reference.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents which are not specifically incorporated by reference in the information that this Prospectus incorporates. Requests for such copies should be directed to: Nordstrom Credit, Inc., 13531 East Caley Avenue, Englewood, Colorado 80111, Attention: Carol R. Simonson, telephone
(303) 397-4780.

                             THE COMPANY AND NORDSTROM

     The principal executive offices of the Company are located at 13531 East Caley Avenue, Englewood, Colorado 80111, telephone number (303) 397-4700.

BUSINESS OF THE COMPANY

     The Company is a wholly-owned subsidiary of Nordstrom. The Company was incorporated in the state of Washington in 1982 and reincorporated in the state of Colorado in 1990. The primary business of the Company is to finance customer accounts receivable arising under revolving charge accounts, contract accounts and 30-day accounts generated through sales of merchandise in Nordstrom stores ("Accounts") and under revolving charge accounts generated through purchases by customers utilizing Nordstrom National Credit Bank Visa cards ("Visa Accounts"). Accounts consist primarily of balances due under revolving charge accounts. The contract accounts for major purchases and 30-day accounts represent less than 1% of Accounts. Visa Accounts consist of balances due under revolving charge accounts.

     Nordstrom and Nordstrom National Credit Bank, a national banking association and a wholly-owned subsidiary of Nordstrom (the "Bank"), are parties to a Merchant Agreement which governs the relationship between the Bank and Nordstrom, including the origination of Accounts by the Bank. See "Relationship with Nordstrom." The Company and the Bank are parties to an Operating Agreement which governs the purchase by the Company of Accounts originated by the Bank and the servicing of Accounts by the Bank. See "Relationship with Nordstrom." The Company and the Bank also are parties to a Visa Operating Agreement which governs the purchase by the Company of Visa Accounts originated by the Bank and the servicing of Accounts by the Bank. See "Relationship with Nordstrom."

     The Company and Nordstrom are parties to an Investment Agreement which, among other things, governs ownership of Company stock and the financial relationships between Nordstrom and the Company. Because Nordstrom owns all of the Company's common stock, Nordstrom controls the management and policies of the Company. See "Relationship with Nordstrom."

BUSINESS OF NORDSTROM

     Nordstrom is a specialty retailer selling a wide selection of apparel, shoes and accessories for women, men and children. Most of Nordstrom's merchandise categories are offered in each of its 54 large fashion specialty stores currently located in Alaska, California, Illinois, Maryland, Minnesota, New Jersey, Oregon, Utah, Virginia and Washington. In addition, Nordstrom operates 17 clearance stores in California, Illinois, Maryland, Oregon, Pennsylvania, Utah, Virginia and Washington under the name "Nordstrom Rack," one clearance store in Arizona, under the name "Last Chance Shoes and Apparel," three smaller specialty stores in Washington under the name "Place Two," one specialty store in New York under the name "Faconnable," and leased shoe departments in eleven department stores in Hawaii. Nordstrom's marketing philosophy is to offer a wide selection of merchandise, to create customer loyalty by providing a high level of customer service and to respond rapidly to local market conditions and fashion trends through decentralized buying and merchandise selection.

     The following table sets forth the total store area (exclusive of corporate and administrative offices in Seattle, Washington) as of September 1, 1994 of all stores currently operated by Nordstrom:




                                            TOTAL STORE   NUMBER
     DESCRIPTION                               AREA      OF STORES
     -----------                         -------------------------

     Southern California Group . . . . . . . 2,687,000      20
     Northern California Group . . . . . . . 1,922,000      12
     Washington Group. . . . . . . . . . . . 1,251,000      11
     Capital Group (Washington, D.C. Area) . 1,229,000       9
     Oregon Group. . . . . . . . . . . . . .   823,000       8
     Northeast Group . . . . . . . . . . . .   722,000       4
     Midwest Group . . . . . . . . . . . . .   534,000       3
     Utah Group. . . . . . . . . . . . . . .   357,000       4
     Alaska Group. . . . . . . . . . . . . .    97,000       1
     Place Two Group . . . . . . . . . . . .    55,000       3
     Arizona Group . . . . . . . . . . . . .    26,000       1

        Total. . . . . . . . . . . . . . . . 9,703,000      76




     Nordstrom will expand one existing large specialty store and open another in the fall of 1994 in Bellevue, Washington and Skokie, Illinois, respectively. These stores will contain a total of approximately 290,000 additional square feet.

     Nordstrom currently anticipates opening four large specialty stores in 1995 in Schaumberg, Illinois, White Plains, New York, Milburn, New Jersey and Indianapolis, Indiana. These stores will contain a total of approximately 775,000 square feet. Nordstrom also anticipates closing one large specialty store in 1995 in San Jose, California which contains approximately 150,000 square feet.

     Nordstrom currently anticipates opening four large specialty stores in 1996 in King of Prussia, Pennsylvania, Dallas, Texas, Denver, Colorado and Troy, Michigan. These stores will contain a total of approximately 900,000 square feet.

     Nordstrom is also considering other locations in Texas and the Southwest, the Midwest, and the Eastern United States for potential store openings. With respect to any proposed store, it is possible that in one or more instances store site negotiations may be terminated and the store may not be built, or delays may occur. Furthermore, environmental and land use regulations and the difficulties encountered by shopping center developers in securing financing could make future development of stores more difficult, time-consuming and expensive.

                           RELATIONSHIP WITH NORDSTROM

MERCHANT AGREEMENT

     Nordstrom and the Bank are parties to a Merchant Agreement and Operating Procedures dated August 30, 1991 (the "Merchant Agreement") whereby the Bank issues Accounts through Nordstrom credit cards issued by the Bank for use in Nordstrom stores. Pursuant to the Merchant Agreement, the Bank pays to Nordstrom on a daily basis the amount of all charges on Accounts for each such day, less the amounts of any sales adjustments and less an allowance for amounts to be written off. The Merchant Agreement requires that Nordstrom pay a servicing fee to the Bank which may change from time to time but is currently .25% of the net face amount of each sale, less any sales adjustments.

OPERATING AGREEMENTS

     OPERATING AGREEMENT. Nordstrom Account servicing arrangements are governed by an Operating Agreement dated August 30, 1991 (the "Operating Agreement") between the Company and the Bank pursuant to which the Company purchases Accounts from the Bank for a price equal to the amount of Accounts originated less an allowance for amounts to be written off. Under the Operating Agreement the Bank performs the servicing functions for the Accounts and the Company pays the Bank a servicing fee which may change from time to time but is currently 1.59% of the amount of the Accounts originated. The Bank's servicing responsibilities include new account processing, authorizing, billing, payment processing, collection and customer service activities. The Company has purchased all Accounts originated by the Bank since the Bank's inception.

     VISA OPERATING AGREEMENT. Visa Account servicing arrangements are governed by an Operating Agreement for Visa Accounts and Receivables dated May 1, 1994 (the "Visa Operating Agreement") between the Company and the Bank pursuant to which the Company purchases Visa Accounts from the Bank on the same terms and conditions as under the Operating Agreement, with the exception of the allowance for amounts to be written off. Amounts written off will be charged to the Company, except for amounts written off with respect to sales occurring at Nordstrom stores, for which Nordstrom has agreed to indemnify the Company.
Under the Visa Operating Agreement the Bank performs the servicing functions for the Visa Accounts and the Company pays the Bank a servicing fee which may change from time to time but is currently 1.59% of the amount of the Visa Accounts originated. The Bank's servicing responsibilities include new account processing, authorizing, billing, payment processing, collection and customer service activities.

     OLD OPERATING AGREEMENT. The Company and Nordstrom are parties to an Operating Agreement dated February 1, 1989 (the "Old Operating Agreement") pursuant to which the Company has agreed to purchase any accounts originated by Nordstrom. Since Nordstrom organized the Bank to originate Accounts, no Accounts have been originated by Nordstrom and the obligations of the Old Operating Agreement, while remaining in effect, have had no recent practical application.

INVESTMENT AGREEMENT

     The Investment Agreement dated October 8, 1984 (the "Investment
Agreement") imposes certain commitments upon Nordstrom, the most stringent of which is to maintain the Company's ratio of Income Available for Fixed Charges to Fixed Charges at not less than 1.25:1. "Fixed Charges" are defined in the Investment Agreement as the interest charges on the aggregate principal amount of all debt of the Company outstanding during the period. "Income Available for Fixed Charges" is defined as the net income of the Company determined in accordance with generally accepted accounting principles, except that the determination is to be made before any deduction for Fixed Charges or any provisions for taxes in respect of income. The Investment Agreement requires that Nordstrom retain ownership of all of the outstanding shares of stock of the Company, and provides for the subordination of all debt owed by the Company to Nordstrom and its affiliated companies to debt owed by the Company to unrelated third parties ("Prior Debt"). The Investment Agreement further provides that Nordstrom will maintain an aggregate amount of investment (including affiliated debt and shareholder's equity) in the Company of at least $1.00. The Investment Agreement provides that it may be modified by Nordstrom and the Company provided that if any modification adversely affects any holders of Prior Debt, the modification will be effective only upon the consent of 66 2/3% of the holders of Prior Debt. The Investment Agreement also provides that it may not be terminated until all of the Company's debt outstanding on the date of the giving of 30 days' notice of termination has been paid. The Indenture (as defined below) also imposes limitations on amendments to or termination of the Investment Agreement. See "Description of Debt Securities - Certain Covenants of the Company."

     The Company has been included in the consolidated income tax returns of
Nordstrom since its formation.   Nordstrom will prepare and file federal, state
and local income tax returns for and on behalf of the Company. The Company will pay to Nordstrom the amount of income taxes for which the Company would have been liable if it had filed its own returns. For any year in which the Company has a loss that reduces the consolidated income tax liability of Nordstrom, the Company and Nordstrom's other subsidiaries, Nordstrom will pay the Company the amount of such reduction in tax liability. In the event any adjustment is made to the federal, state or local tax returns, the liability of Nordstrom and the Company is to be recomputed and payments will be allocated accordingly.

INTERCOMPANY SERVICES

     Nordstrom presently furnishes the following administrative services to the
Company: officer and director liability insurance, and executive, financial, legal, tax and other corporate staff functions. Nordstrom charges the Company for the actual costs incurred or a reasonable allocation of Nordstrom's total cost for such services.

CREDIT ARRANGEMENTS

     The Company and Nordstrom do not have any joint borrowing arrangements and there are no guarantees by Nordstrom of the payment of any debt of the Company.

FINANCING OF THE COMPANY

     To finance the purchase of Accounts and Visa Accounts, the Company has incurred and will incur indebtedness, including the Debt Securities issued under this Prospectus. The nature and amount of such indebtedness of the Company will vary from time to time, depending upon business requirements, market conditions and other factors of Nordstrom and the Bank. From time to time, Nordstrom has loaned excess funds to the Company on a short-term basis. The Company has a $90,000,000 unsecured line of credit with a group of commercial banks with First Interstate Bank of Denver, N.A., as agent, which expires on June 23, 1995 and a $60,000,000 unsecured line of credit with Bank of America National Trust and Savings Association which expires on June 30, 1995. Under the terms of these lines of credit, the Company must, among other things, comply with the terms of the Investment Agreement and the Operating Agreement and maintain a ratio of consolidated total debt to consolidated tangible net worth at the end of each fiscal quarter no greater than 5:1 for purposes of the $90,000,000 agreement and no greater than 6:1 for purposes of the $60,000,000 agreement. These lines of credit serve as liquidity support for the Company's short-term debt. These commitments may require additional equity investments by Nordstrom in the Company as the Company incurs additional indebtedness.

                                 USE OF PROCEEDS

     Except as may be set forth in the Prospectus Supplement, the Company intends to add the net proceeds from the sale of Debt Securities to the general funds of the Company to be available primarily for the purchase of Accounts and Visa Accounts. The Company may also repay short-term borrowings used to purchase Accounts and Visa Accounts or refinance portions of outstanding medium-term notes. Pending such uses, the Company may invest all or a portion of the proceeds in investment grade short-term instruments.

                       RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges of the Company and Nordstrom and its subsidiaries for each of the fiscal years ended 1990 through 1994 and for the six months ended July 31, 1994.


                                                         FISCAL YEAR ENDED JANUARY 31,
                                                     ------------------------------------------    SIX MONTHS ENDED
                                                     1990    1991      1992      1993      1994      JULY 31, 1994
                                                     ------------------------------------------    ----------------

     Company . . . . . . . . . . . . . . . .         1.39    1.45      1.69      1.87      2.09        2.19
     Nordstrom . . . . . . . . . . . . . . .         3.60    3.35      3.98      4.41      4.95        6.42


For the purpose of these ratios, earnings consist of earnings before income taxes plus fixed charges less capitalized interest, as applicable. Fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rent expense, as applicable.

                         DESCRIPTION OF DEBT SECURITIES

     The notes, debentures and other evidences of indebtedness (the "Debt Securities") will be issued under an indenture dated as of November 15, 1984, as supplemented by First, Second and Third Supplemental Indentures dated as of January 15, 1988, June 1, 1989 and October 19, 1990, respectively (as supplemented, the "Indenture"), between the Company and First Interstate Bank of Washington, N.A., as Trustee (the "Trustee"), and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. A copy of the Indenture has been filed as an exhibit to the Registration Statement. The following description summarizes certain provisions of the Indenture. Whenever any particular article or section of the Indenture or any term defined therein is referred to, such article, section or definition is incorporated by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Whenever a defined term is indicated by capital letters, the definition thereof is contained in this Prospectus or in the Indenture. As of the date of this Prospectus the Company had four series of debt securities outstanding under the Indenture: $75,000,000 aggregate principal amount of Medium-Term Notes, Series A, $44,000,000 aggregate principal amount of Medium-Term Notes, Series B, $50,000,000 aggregate principal amount of Medium-Term Notes, Series C, and $43,100,000 aggregate principal amount of 9 3/8% Sinking Fund Debentures due 2016.

GENERAL

     The Indenture does not limit the aggregate principal amount of the Debt Securities which may be issued thereunder and provides that Debt Securities may be issued from time to time in series. (Section 301) The Debt Securities will be unsecured obligations of the Company.

     A Prospectus Supplement will describe the following terms of the Debt Securities then being offered: (1) the title of the Debt Securities; (2) any limit on the aggregate principal amount of the Debt Securities; (3) the date or dates on which the Debt Securities will mature; (4) the rate or rates or the method or methods of determining the rate or rates at which the Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (5) the dates on which such interest, if any, on the Debt Securities will be payable and the record dates for such Interest payment dates; (6) the place or places where principal of (and premium, if any) and interest, if any, on the Debt Securities shall be payable and, if other than as set forth in the Indenture, the method or methods of payment; (7) any mandatory or optional sinking fund or analogous provisions; (8) any redemption terms; (9) the portion of the principal amount of the Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (10) whether the Debt Securities are to be issued in whole or in part in the form of one or more Global Security or Securities, and, if so, the identity of the depositary for such Global Security or Securities and any special provisions with respect to such Global Security or Securities; (11) additional events of default, if any;
(12) any additional restrictive covenants included for the benefit of the holders of such Debt Securities; and (13) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

CERTAIN COVENANTS OF THE COMPANY

     CERTAIN DEFINITIONS APPLICABLE TO COVENANTS. "Subsidiary" of the Company is defined as a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more Subsidiaries of the Company. "Restricted Subsidiary" is defined as a Subsidiary of the Company substantially all the assets of which are located within, and operating substantially entirely within, the present 50 states of the United States, excluding, however, any Subsidiary of the Company designated by the Board of Directors, provided that at the time of such designation there exists no Event of Default which has not been cured or waived, and the Company could issue at least $1.00 of additional Debt secured by a Mortgage, as more fully described under "Restrictions on Liens and Encumbrances." "Property" is defined as all tangible and intangible property of the Company and any Restricted Subsidiary, including rights in and to any such property and accounts (including installment payment accounts and accounts receivable) owned by the Company or any Restricted Subsidiary. "Consolidated Net Earnings" is defined as consolidated net earnings (or deficit) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles excluding net income or loss (a) of a Restricted Subsidiary for any period during which it was not a

Restricted Subsidiary, and (b) of any acquired business prior to its acquisition. "Consolidated Assets" is defined as the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting all goodwill and like intangibles, as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries. (Section 101)

     RESTRICTIONS ON LIENS AND ENCUMBRANCES. The Indenture provides that the Company may not, nor may it permit any Restricted Subsidiary to, create, assume or guarantee any loan or evidence of indebtedness for money borrowed ("Debt") secured by a pledge, mortgage or lien ("Mortgage") on any Property of the Company or any Restricted Subsidiary, or on any shares of capital stock or Debt of any Restricted Subsidiary, without securing or causing the Restricted Subsidiary to secure the Debt Securities and all other securities issued under the Indenture equally and ratably with (or, at the Company's option, prior to) such secured Debt, unless the aggregate amount of all Debt secured by Mortgages would not exceed 15% of Consolidated Assets. (Section 1005)

     This restriction does not apply to, and there is excluded from secured Debt in any computation under such restriction, Debt secured by (1) Mortgages existing as of the date of the Indenture and securing Debt existing as of the date of the Indenture; (2) Mortgages on property of, or on any shares of capital stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary; (3) Mortgages in favor of the Company or a Restricted Subsidiary; (4) Mortgages in favor of governmental bodies to secure progress or advance payments; (5) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof and the related purchase money and construction Mortgages which are entered into within specified limits; (6) Mortgages securing certain tax-free obligations issued by a State, territory or possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia to finance the acquisition or construction of property; and (7) any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (1) through (6), inclusive. (Section 1005)

     INVESTMENT AND OPERATING AGREEMENTS. The Indenture provides that the Company (1) will observe and perform in all material respects all covenants or agreements of the Company contained in the Investment Agreement and the Old Operating Agreement; (2) will cause Nordstrom to observe and perform in all material respects all covenants or agreements of Nordstrom contained in such agreements; and (3) will not waive compliance under, amend in any material respect or terminate such agreements; provided, however, that either of such agreements may be amended if as a result there is no downgrading or revocation of any credit ratings on the Debt Securities or any other securities of the Company. (Section 1008) These restrictions do not apply to the Operating Agreement between the Company and the Bank.

     RESTRICTIONS ON DIVIDENDS AND OTHER DISTRIBUTIONS. The Indenture provides that the Company will not declare any dividends on any class of its stock or make any payment on account of, or set apart money for a sinking or other analogous fund for, the purchase, redemption or other retirement of any shares of such stock, or make any distribution in respect thereof (collectively, the "Stock Payments"), unless such dividends are declared to be payable not more than 60 days after the date of declaration and unless, after giving effect to such proposed Stock Payments, no Event of Default has occurred which has not been cured or waived, and all dividends declared and any payment set apart or made during the period beginning November 1, 1984, to and ending on the computation date (the "Computation Period"), are less than the sum of (a) 50 percent (or all, in case of a deficit) of the Consolidated Net Earnings computed for the Computation Period; plus (b) the aggregate of all contributions to capital (including the fair value of property other than cash) received by the Company during the Computation Period; plus (c) the aggregate net proceeds (including the fair value of property other than cash) received by the Company from the issue or sale of any class of its stock during the Computation Period. This restriction does not apply to dividends or distributions payable solely in any class of Company stock, or the purchase, redemption or other retirement of Company stock by exchange for, or out of proceeds of the substantially concurrent sale of, shares of any other class of Company stock or the application to the purchase, redemption or other retirement of any such stock of moneys previously and properly set apart for and then held in a sinking or other fund as established for such stock. (Section 1007)

     The Company will not permit any Subsidiary to purchase any stock of any class of the Company. (Section 1007)

     RESTRICTIONS ON MERGER AND CONSOLIDATION. The Indenture provides that no consolidation or merger of the Company with or into any other corporation and no conveyance, transfer or lease of its property substantially as an entirety shall be made to another person unless (i) the surviving, acquiring or leasing corporation, if other than the Company, is a domestic corporation that expressly assumes, by a supplemental Indenture, all obligations of the Company under the Indenture, including the due and punctual payment of the principal of and premium, if any, and interest, if any, on the Debt Securities; (ii) no default or Event of Default shall have happened and be continuing; (iii) no properties or assets owned by the Company shall become subject to any mortgage, pledge, lien, security interest or other encumbrance (other than those permitted by Section 1005) as a result of such transaction, unless the Debt Securities shall be equally and ratably secured thereby; and (iv) an officer of the Company and counsel for the Company shall confirm in writing that all conditions to such transaction contained in the Indenture have been satisfied. (Section 801)

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to Debt Securities of any series: (1) default in the payment of principal of or any premium on any Debt Securities of that series when due; (2) default in the payment of any interest on any Debt Securities of that series when due, continued for 30 days; (3) default in the deposit of any sinking fund payment, when due, in respect of any Debt Securities of that series; (4) default in the performance of any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of the Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (5) default in payment or acceleration of the Debt Securities of any other series or any other indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries in excess of $5,000,000, or a default under any capitalized lease obligation of the Company or a Restricted Subsidiary under which the Company or a Restricted Subsidiary is obligated to pay in excess of $5,000,000, or a default under any mortgage or indenture under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $5,000,000 by the Company or a Restricted Subsidiary if the default is not cured or such acceleration is not annulled or such indebtedness is not discharged within 10 days after written notice as provided in the Indenture; (6) the failure to satisfy or obtain a stay within 60 days of entry of a final judgment by a court against the Company or a Restricted Subsidiary for the payment of money in excess of $1,000,000; (7) any Event of Default under the Indenture dated December 15, 1983, as amended or supplemented from time to time, between Nordstrom and First Interstate Bank of Washington, N.A., as Trustee; and
(8) certain events in bankruptcy, insolvency or reorganization. No Event of Default with respect to the Debt Securities of a particular series necessarily constitutes an Event of Default with respect to the Debt Securities of any other series. (Section 501)

     If an Event of Default with respect to the Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the Holders of at least 25 percent in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at

_________________

  (1) In the case of Securities issued under the Indenture prior to January 15, 1988, each dollar amount in clause (5) is $1,000,000 rather than $5,000,000.
As a consequence, holders of such Securities may be able to cause an acceleration of the payment obligations of such Securities before holders of the Debt Securities offered hereby may be able to accelerate the payment obligations of such Debt Securities, or holders of such Debt Securities may not be able to accelerate such payment obligations at all. As of the date of this Prospectus, $43,100,000 of Securities issued under the Indenture prior to January 15, 1988 were outstanding.

the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series, and to waive certain defaults. The Trustee, with respect to the direction of the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, or the Company, with respect to waiving any default, may set a record date for any Act of the Holders. (Sections 512 and 513)

     The right of a Holder of any Debt Securities to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal or premium and interest, if any, when due and to institute suit for the enforcement of any such payment. (Sections 507 and 508) The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to the Debt Securities of any series, is required to give the Holders of such Debt Securities notice of such default, unless cured or waived; provided that, except in the case of default in the payment of principal, or premium or interest, if any, or in the payment of any sinking fund installment, the Trustee may withhold such notice if it determines it is in the interest of such Holders to do so. (Section 602)

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1008)

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture may be made by the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of all series of the outstanding Debt Securities issued under the Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each Holder of such Debt Securities affected thereby, (1) change the stated maturity date of the principal of, or any installment of principal of or interest on, any such Debt Security; (2) reduce the principal amount of, the rate of interest on, or any premium payable upon redemption of, any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security;
(3) modify the manner of determination of the rate of interest on any Debt Security so as to affect adversely the interest of such Holder; (4) change the place or currency of payment of principal (or premium, if any) or interest, if any, on any such Debt Security; (5) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security;
(6) reduce the above-stated percentage of Holders necessary to modify or amend the Indenture; or (7) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults. The Company may set a record date for any Act of the Holders with respect to consenting to any amendment. (Section 902)

CONCERNING THE TRUSTEE

     The Trustee under the Indenture also is the trustee under an indenture covering an outstanding issue of notes of Nordstrom. The Trustee and its affiliates are depositories of the Company and Nordstrom, have from time to time made loans to the Company and to Nordstrom and its other subsidiaries and have performed other services for the Company and Nordstrom in the normal course of business. The Trustee also acts as trustee with respect to the Company's outstanding notes and debentures. The Company expects to continue to conduct such transactions with the Trustee and its affiliates. Under the provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon the occurrence and continuance of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if, upon the occurrence of a default under the indenture, the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify security holders to this effect and any security holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters may include one or more firms, or may be a group of underwriters represented by firms including one or more of such firms. Such firms may also act as agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibilities in respect of the validity or performance of such contracts.

     Debt Securities will be a new issue of securities with no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

                                 LEGAL OPINIONS

     The legality of the Debt Securities will be passed upon by Lane Powell Spears Lubersky, 1420 Fifth Avenue, Suite 4100, Seattle, Washington 98101.
D. Wayne Gittinger, a director of Nordstrom, is a partner in the firm of Lane Powell Spears Lubersky. At September 1, 1994, members of that firm owned directly or indirectly an aggregate of approximately 5,300,000 shares of common stock of Nordstrom.

                                     EXPERTS

     The financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an itemized statement of the amounts of all expenses in connection with the sale and distribution of the Debt Securities registered hereby. Except for the registration fee, all such amounts are estimates.



     Registration fee. . . . . . . . . . . . . . . $  30,000
     Printing and engraving. . . . . . . . . . . .    14,000
     Legal fees and expenses . . . . . . . . . . .    50,000
     Accountants' fees and expenses. . . . . . . .    50,000
     Trustee's and authenticating agent's fees
       and expenses. . . . . . . . . . . . . . . .    15,000
     Rating agencies' fees . . . . . . . . . . . .    75,000
     Blue Sky fees and expenses. . . . . . . . . .    10,000
     Miscellaneous . . . . . . . . . . . . . . . .     5,000
                                                   ---------
          Total. . . . . . . . . . . . . . . . . . $ 249,000
                                                   ---------
                                                   ---------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the provisions of the Company's bylaws, the Company shall indemnify against liabilities and expenses incurred in any proceeding an individual made a party to the proceeding because the party is or was a director or officer of the Company. These indemnification provisions contain certain limitations and standards, including that (i) the individual conducted himself in good faith,
(ii) he reasonably believed: (A) in the case of conduct in his official capacity with the Company, that his conduct was in the Company's best interests; or (B) in all other cases, that his conduct was at least not opposed to the Company's best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company may not indemnify a director or officer either (i) in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the Company; or (ii) in connection with any proceeding charging improper personal benefit to the director or officer, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     Any indemnification of or advance of expenses to a director or officer arising out of a proceeding by or on behalf of the Company must be reported in writing to shareholders with or before notice of the next shareholders' meeting. These provisions are not exclusive of any other rights of indemnification to which those seeking indemnification may be entitled under any agreement, vote of shareholders or directors, or otherwise. Nordstrom carries directors' and officers' liability insurance which generally insures officers and directors of the Company against certain liabilities by reason of certain acts and omissions in connection with their duties for the Company.

     Further, the Company's Articles of Incorporation eliminate the personal liability of a director to the Company or its shareholders for monetary damage for breach of fiduciary duty as a director, except for (i) breach of the director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law; (iii) acts specified under Section 7-5-114 of the Colorado Corporation Code; or (iv) any transaction from which the director derived an improper personal benefit.

     Any underwriters, dealers or agents referred to in the agreement filed as
Exhibit 1.1 to this Registration Statement will agree to indemnify the Company's directors, its officers who signed the Registration Statement and its controlling persons against certain liabilities which might arise under the Securities Act from information furnished to the Company by or on behalf of any such indemnifying party.

ITEM 16.  EXHIBITS.

1.1 Form of Distribution Agreement (incorporated by reference to Exhibit 1 to Registrant's Registration Statement on Form S-3 (File No. 33-29193)).

4.1 Indenture dated as of November 15, 1984, between Registrant and First Interstate Bank of Washington, N.A., as Trustee (incorporated by reference to Exhibit 4.2 to Registrant's Registration Statement on Form S-3 (File No. 33-3765))(1).

4.2 First Supplemental Indenture dated as of January 15, 1988, between Registrant and First Interstate Bank of Washington, N.A., as Trustee (incorporated by reference to Exhibit 4.2 to Registrant's Registration Statement on Form S-3 (File No. 33-19743)).

4.3 Second Supplemental Indenture dated as of June 1, 1989, between Registrant and First Interstate Bank of Washington, N.A., as Trustee (incorporated by reference to Exhibit 4.3 to Registrant's Registration Statement on Form S-3 (File No. 33-29193)).

4.4 Third Supplemental Indenture dated as of October 19, 1990, between Registrant and First Interstate Bank of Washington, N.A., as Trustee (incorporated by reference to Exhibit 4.2 to Registrant's Annual Report on Form 10-K for the year ended January 31, 1991).

4.5 Form of Debt Security (incorporated by reference to Exhibit 4.4 to Registrant's Registration Statement on Form S-3 (File No. 33-29193)).

5.1  Opinion of Lane Powell Spears Lubersky, counsel to the Registrant.

10.1 Operating Agreement for Visa Accounts and Receivables between Nordstrom National Credit Bank and Nordstrom Credit, Inc. dated May 1, 1994.

12.1 Statement regarding computation of ratio of earnings to fixed charges of Nordstrom.

12.2 Statement regarding computation of ratio of earnings to fixed charges of Registrant.

24.1 The consent of Lane Powell Spears Lubersky is contained in their opinion filed as Exhibit 5.1 to this Registration Statement.

24.2 Consent of Deloitte & Touche LLP, independent auditors.

25.1 A power of attorney is contained on the signature page of this Registration Statement.

26.1 Form T-1, Statement of Eligibility and Qualification of First Interstate Bank of Washington, N.A., as Trustee under the Trust Indenture Act of 1939 (to be filed as a Post-Effective Amendment to this Registration Statement, as required pursuant to 17 C.F.R. 229.601(25)(ii).).
____________________
(1) The Indenture has previously been qualified in connection with Registration Statement No. 2-94369 (22-13421) and is deemed to be qualified with respect to the Debt Securities registered hereunder.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

               b    To reflect in the Prospectus any facts or events arising
          after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

               c. The include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be deemed to be the initial bona fide offering thereof;

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          4. That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, state of Colorado on the 5th day of October, 1994.

 NORDSTROM CREDIT, INC.



                                        By /s/ John C. Walgamott
                                          --------------------------------------
                                           John C. Walgamott, President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Walgamott and John A. Goesling, jointly and severally, his attorneys-in-fact, each with full power of substitution, for him in any and all capabilities, to such any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on October 5, 1994, by the following persons in the capacities indicated:


          SIGNATURE                                 TITLE
          ---------                                 -----


 /s/ John C. Walgamott
- -------------------------------------   President
            John C. Walgamott           (Principal Executive Officer)


 /s/ John A. Goesling
- ------------------------------------    Executive Vice President and Treasurer
            John A. Goesling            (Principal Financial and Accounting
                                        Officer)



 /s/ Bruce A. Nordstrom
- ------------------------------------    Co-Chairman of the Board of Directors
            Bruce A. Nordstrom          and Director




 /s/ James F. Nordstrom
- ------------------------------------    Co-Chairman of the Board of Directors
            James F. Nordstrom          and Director



 /s/ John N. Nordstrom
- ------------------------------------    Co-Chairman of the Board of Directors
            John N. Nordstrom           and Director



 /s/ John A. McMillan
- ------------------------------------    Co-Chairman of the Board of Directors
            John A. McMillan            and Director

                                 INDEX TO EXHIBITS

Exhibit Description                                                         Page
                                                                            ----

  1.1   Form of Distribution Agreement (incorporated by reference to
        Exhibit 1 to Registrant's Registration Statement on Form S-3
        (File No. 33-29193)).. . . . . . . . . . . . . . . . . . . . . . .

  4.1   Indenture dated as of November 15, 1984, between Registrant and First Interstate Bank of Washington, N.A., as Trustee
        (incorporated by reference to Exhibit 4.2 to Registrant's
        Registration Statement on Form S-3 (File No. 33-3765)).. . . . . .

  4.2   First Supplemental Indenture dated as of January 15, 1988, between Registrant and First Interstate Bank of Washington,
        N.A., as Trustee (incorporated by reference to Exhibit 4.2 to Registrant's Registration Statement on Form S-3 (File No.
        33-19743)).. . . . . . . . . . . . . . . . . . . . . . . . . . . .

  4.3   Second Supplemental Indenture dated as of June 1, 1989,
        between Registrant and First Interstate Bank of Washington,
        N.A., as Trustee (incorporated by reference to Exhibit 4.3 to Registrant's Registration Statement on Form S-3 (File No.
        33-29193)).. . . . . . . . . . . . . . . . . . . . . . . . . . . .

  4.4   Third Supplemental Indenture dated as of October 19, 1990, between Registrant and First Interstate Bank of Washington,
        N.A., as Trustee (incorporated by reference to Exhibit 4.2 to Registrant's Annual Report on Form 10-K for the year ended
        January 31, 1991). . . . . . . . . . . . . . . . . . . . . . . . .

  4.5   Form of Debt Security (incorporated by reference to
        Exhibit 4.4 to Registrant's Registration Statement on Form S-3
        (File No. 33-29193)).. . . . . . . . . . . . . . . . . . . . . . .

  5.1   Opinion of Lane Powell Spears Lubersky, counsel to the
        Registrant.. . . . . . . . . . . . . . . . . . . . . . . . . . . .

  10.1  Operating Agreement for Visa Accounts and Receivables between Nordstrom
        National Credit Bank and Nordstrom Credit, Inc. dated May 1, 1994. . . .

  12.1  Statement regarding computation of ratio of earnings to fixed charges of Nordstrom.. . . . . . . . . . . . . . . . . . . . . . .

  12.2  Statement regarding computation of ratio of earnings to fixed charges of Registrant. . . . . . . . . . . . . . . . . . . . . . .

  24.1  The consent of Lane Powell Spears Lubersky is contained in their opinion filed as Exhibit 5.1 to this Registration
        Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . . .

  24.2  Consent of Deloitte & Touche LLP, independent auditors.. . . . . .

  25.1  A power of attorney is contained on the signature page of this
        Registration Statement.. . . . . . . . . . . . . . . . . . . . . .

  26.1 Form T-1, Statement of Eligibility and Qualification of First Interstate Bank of Washington, N.A., as Trustee under the Trust Indenture Act of 1939 (to be filed as a Post-Effective Amendment to this Registration Statement, as required pursuant to 17 C.F.R. 229.601(25)(ii).).. . . . . . . . . . . . . . .